Exhibit 99.2

GRUBB & ELLIS HEALTHCARE REIT II, INC.

(to be renamed Griffin-American Healthcare Trust, Inc.)

November 9, 2011

Dear Fellow Stockholder:

We are pleased to share some important news regarding Grubb & Ellis Healthcare REIT II. After careful consideration, the independent members of the board of directors elected to transition the sponsorship of our REIT from Grubb & Ellis Company in favor of a co-sponsorship arrangement between American Healthcare Investors, LLC and Griffin Capital Corporation. In connection with this transition, we intend to change our name to Griffin-American Healthcare Trust, Inc.

With an exceptionally strong balance sheet and a disciplined investment philosophy, our company is widely regarded as one of the best performing non-traded REITs in the industry. Through this transition, we expect to strengthen our industry-leading reputation, make some investor-friendly enhancements to our structure, and continue to realize solid financial results – this is an exciting time in the growth of the REIT.

American Healthcare Investors, a real estate investment management firm headquartered in Newport Beach, California, was founded by Jeff Hanson and Danny Prosky, the senior executives who built and currently manage our company. Jeff is our chief executive officer, chairman of our board of directors, and one of our largest individual stockholders; Danny is our president, chief operating officer and a member of our board of directors. As nationally recognized real estate investment executives, both Jeff and Danny have served in these senior roles with our company since the launch of the REIT in 2009. We are pleased to report they are leading the transition and will continue in their respective roles.

Following the transition, both Jeff and Danny will enter into replacement executive stock purchase agreements similar to those that were publicly reported earlier this year, whereby they irrevocably invest 100 percent and 50 percent, respectively, of their net after-tax base salaries and bonuses directly into shares of our stock. In addition to the executive stock purchase program, Jeff invested an additional $500,000 into shares of our stock in August. We are confident that their continued involvement and commitment will enable us to continue our rapid growth and to drive even greater stockholder value.

Griffin Capital Corporation is a Los Angeles-headquartered real estate investment company with a sixteen-year track record of sponsoring real estate investment vehicles and managing institutional capital. Led by senior executives, each with more than two decades of real estate experience who have collectively closed more than 400 transactions representing over $14.0 billion in transaction value, Griffin Capital has acquired or constructed in excess of 11 million square feet since 1996, and currently manages a portfolio of more than 8.5 million square feet located in 13 states, representing approximately $1 billion in asset value. Griffin Capital is the sponsor of Griffin Capital Net Lease REIT, Inc., a publicly-registered, unlisted REIT similar in structure to our own company. Griffin Capital Net Lease REIT’s equity is raised by Griffin Capital Securities, Inc., the same entity that will raise equity for our

Grubb & Ellis Healthcare REIT II, Inc. 1551 N. Tustin Ave., Suite 300    Santa Ana, California 92705    714.667.8252

company after the transition is complete. Griffin Capital has a well-earned reputation for integrity, transparency and financial strength, and shares our commitment to building non-traded REITs that embrace an investor-first philosophy. One example of that: The principals and certain affiliates of Griffin Capital have invested over $26 million of capital into their REIT to demonstrate, as we have, substantial alignment of interest with stockholders. For more information regarding Griffin Capital, please visit www.griffincapital.com.

We are pleased to report that the terms of the new advisory agreement are more attractive to our stockholders than those of the former arrangement. We successfully negotiated lower fees, which will directly accrue to the benefit of you and our fellow stockholders. Further, in lieu of cash, our new advisor has agreed to accept a portion of its fees in the form of shares of our common stock. It is also important to note that our new co-sponsors have agreed to pay the majority of the expenses we anticipate incurring in connection with this transition in order to preserve our strong economic performance.

We strongly believe the structural enhancements of this advisory relationship - reduced fees, advisor investment in our REIT, and the management team’s significant personal investment in our REIT – differentiate us in the industry by establishing the greatest alignment of interests among stockholders, the management team, and the advisor in the non-traded REIT industry.

In the coming days, we will report our third quarter financial and operating results, which will demonstrate continued industry-leading performance. Highlights include:

•

Assets under management have more than doubled since the start of the year, growing from $193 million to more than $430 million based on purchase price. In addition, we have a $166 million portfolio acquisition that is currently under contract.

•

Our equity raise has increased substantially since the beginning of the year, growing from $47.9 million raised in the fourth quarter of 2010 to $98.8 million in the third quarter of 2011, fueling our rapid growth in assets under management.

•	With a diverse base of clinical healthcare-related assets, the portfolio is 97 percent leased with an average remaining lease term of 10 years as of September 30, 2011.

This is a very exciting time for our company and we thank you for your support. We look forward to continuing to communicate with you as we execute our strategic vision for the REIT.

Sincerely,

Your Board of Directors

Enclosures

Grubb & Ellis Healthcare REIT II, Inc. 1551 N. Tustin Ave., Suite 300    Santa Ana, California 92705    714.667.8252